                                                                    EXHIBIT 99.1

                                 LIFEF/X, INC.

                   Index to Consolidated Financial Statements

Independent Auditors' Report......................   F-2
Consolidated Balance Sheets.......................   F-3
Consolidated Statements of Operations.............   F-4
Consolidated Statements of Shareholders' Equity...   F-5
Consolidated Statements of Cash Flows.............   F-6
Notes to Consolidated Financial Statements........   F-7


                         Independent Auditors' Report

The Board of Directors
LifeF/X, Inc.

We have audited the accompanying consolidated balance sheets of LifeF/X, Inc. (a development stage company) and subsidiary (the Company) as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for the period from June 1, 1997 (inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 and for the cumulative period June 1, 1997 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LifeF/X, Inc. (a development stage company) and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from June 1, 1997 (inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 and for the cumulative period June 1, 1997 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California

February 18, 2000, except for note 3 and the last paragraph of note 4, which are as of March 20, 2000, and the last paragraph of note 6, which is as of March 15, 2000.

                                    LIFEF/X, INC. AND SUBSIDIARY

                                    (A Development Stage Company)

                                     Consolidated Balance Sheets


                                                                              December 31,
                                                                    ----------------------------------
                         Assets (note 3)                                 1998              1999
                                                                    ----------------  ----------------
Current assets:
    Cash and cash equivalents                                       $          --            7,778,040
    Restricted cash from stock subscriptions - (note 5)                        --            9,051,000
    Interest receivable                                                        --               17,249
    Prepaid expenses                                                           --              175,000
                                                                    -------------          -----------
              Total current assets                                             --           17,021,289

Net assets of discontinued operation - long-term (note 3)               8,143,697            4,451,701
                                                                    -------------          -----------
                                                                    $   8,143,697           21,472,990
                                                                    =============          ===========

              Liabilities and Shareholders' Equity

Current liabilities:
    Short-term notes payable to related party (note 9)              $   1,700,000                   --
    Accounts payable and accrued expenses                                 284,123              864,123
    Net liabilities of discontinued operation - current (note 3)        2,586,648            9,598,372
                                                                    -------------          -----------
              Total current liabilities                                 4,570,771           10,462,495

Other long-term liabilities                                                    --              357,250
Long-term notes payable to related party (note 9)                       2,100,000                   --
                                                                    -------------          -----------
                                                                        6,670,771           10,819,745
                                                                    -------------          -----------

Commitments and contingencies (notes 7 and 12)

Shareholders' equity (notes 2, 5 and 6):
    Preferred Stock, $.01 par value. Authorized 20,000,000
      shares (note 5):
       Series A - issued and outstanding 8,000,000 shares in 1998              --                   --
         and none in 1999
       Series B - issued and outstanding 7,680,000 shares in 1998
         and none in 1999, stated at liquidation preference             7,996,799                   --
    Common stock, $.001 par value.  Authorized 100,000,000
       shares; issued and outstanding 18,999,917 shares (1999)                 --               18,992
    Common stock, $.01 par value.  Authorized 50,000,000 shares;
       issued and outstanding 320,100 shares (1998)                         3,201                   --
    Additional paid-in capital                                              6,000           52,635,250
    Common stock subscribed (note 5)                                           --             (579,000)
    Deferred compensation related to stock options (note 6)                    --           (2,272,148)
    Accumulated deficit accumulated during development stage           (6,533,074)         (39,149,849)
                                                                    -------------          -----------
              Total shareholders' equity                                1,472,926           10,653,245
                                                                    -------------          -----------
                                                                    $   8,143,697           21,472,990
                                                                    =============          ===========


See accompanying notes to consolidated financial statements.

                                     LIFEF/X, INC. AND SUBSIDIARY

                                    (A Development Stage Company)

                                Consolidated Statements of Operations



                                                     Period from                                            Cumulative
                                                    June 1, 1997                                           June 1, 1997
                                                     (inception)                                           (inception)
                                                       through           Years ended December 31,            through
                                                    December 31,     ----------------------------------    December 31,
                                                        1997              1998               1999              1999
                                                   ----------------  ----------------   ---------------   ---------------
Revenue (notes 1 and 3)                              $         --               --               --                --
                                                   ----------------  ----------------   ---------------------------------
Operating costs and expenses:
    General and administrative                             18,705          181,942        1,493,590            1,694,237
    Research and development                              624,900        1,202,762        1,754,253            3,581,915
                                                      -----------      -----------      -----------           ----------
              Total operating costs and expenses          643,605        1,384,704        3,247,843            5,276,152
                                                      -----------      -----------      -----------           ----------
              Loss from operations                       (643,605)      (1,384,704)      (3,247,843)          (5,276,152)

Interest expense on borrowings                             13,677           58,850           68,453              140,980
Interest expense - warrants issued in
    connection with debt conversion (note 5)                   --               --        9,302,339            9,302,339
Interest expense - warrants issued in
    connection with loans - (note 9)                           --               --        1,462,383            1,462,383
Interest income                                                --               --          (17,249)             (17,249)
                                                      -----------      -----------      -----------           ----------

              Loss from continuing operations
                 before income tax expense               (657,282)      (1,443,554)     (14,063,769)         (16,164,605)

Income tax expense (note 8)                                   800              800              800                2,400
                                                      -----------      -----------      -----------       --------------
              Loss from continuing operations            (658,082)      (1,444,354)     (14,064,569)         (16,167,005)

Discontinued operation (note 3):
    Loss on discontinued operation                       (369,658)      (4,060,980)      (3,002,332)          (7,432,970)
    Loss on disposal, including $7,449,874 for
       operating losses from measurement date
       until December 31, 1999 and $2,500,000
       for losses for the remaining disposal period            --               --      (15,549,874)         (15,549,874)
                                                      -----------      -----------      -----------       --------------
              Net loss                               $ (1,027,740)      (5,505,334)     (32,616,775)         (39,149,849)
                                                      ===========      ===========      ===========       ==============

Net loss per common share on a basic
     and diluted basis:
       Continuing operations                         $      (1.88)           (4.12)          (11.08)
       Discontinued operation                               (1.06)          (11.60)          (14.61)
                                                      -----------      -----------      -----------

                                                     $      (2.94)          (15.72)          (25.69)
                                                      ===========      ===========      ===========

Weighted average common shares outstanding                350,107          350,107        1,269,824
                                                      ===========      ===========      ===========

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                Consolidated Statements of Shareholders' Equity

                                                               Pacific Title / Mirage, Inc. Preferred Stock
                                                   ---------------------------------------------------------------------
                                                               Series A                            Series B
                                                   ---------------------------------   ---------------------------------
                                                       Shares            Amount            Shares            Amount
                                                   ---------------   ---------------   ---------------   ---------------
Balance at June 1, 1997 (inception)                             --   $            --                --   $            --
Issuance of Series A Preferred Stock                     8,000,000                --                --                --
Issuance of Series B Preferred Stock and
    common stock                                                --                --         8,000,000         7,999,999
Conversion of Series B Preferred Stock
    to common stock                                             --                --          (320,000)           (3,200)
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1997                             8,000,000                --         7,680,000         7,996,799
Issuance of stock warrants (note 9)                             --                --                --                --
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1998                             8,000,000                --         7,680,000         7,996,799
Issuance of stock warrants (note 9)                             --                --                --                --
Issuance of stock warrants (note 5)                             --                --                --                --
Conversion of PTM Preferred and common
    stock into LifeF/X common stock and
    warrants upon Merger (notes 2 and 5)                (8,000,000)               --        (7,680,000)       (7,996,799)
Deferred compensation - stock options (note 6)                  --                --                --                --
Vesting of stock options issued
    as compensation (note 6)                                    --                --                --                --
Issuance of shares - private placement
    offering (note 5)                                           --                --                --                --
Private placement offering costs (note 5)                       --                --                --                --
Common stock subscribed (note 5)                                --                --                --                --
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1999                                    --   $            --                --   $            --
                                                   ===============   ===============   ===============   ===============

                                                      Pacific Title / Mirage, Inc.             LifeF/X, Inc.
                                                             common stock                       common stock
                                                   --------------------------------   ---------------------------------
                                                      Shares            Amount            Shares            Amount
                                                   --------------   ---------------   ---------------   ---------------
Balance at June 1, 1997 (inception)                            --   $            --                --   $            --
Issuance of Series A Preferred Stock                           --                --                --                --
Issuance of Series B Preferred Stock and
    common stock                                              100                 1                --                --
Conversion of Series B Preferred Stock
    to common stock                                       320,000             3,200                --                --
Net loss                                                       --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1997                              320,100             3,201                --                --
Issuance of stock warrants (note 9)                            --                --                --                --
Net loss                                                       --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1998                              320,100             3,201                --                --
Issuance of stock warrants (note 9)                            --                --                --                --
Issuance of stock warrants (note 5)                            --                --                --                --
Conversion of PTM Preferred and common
    stock into LifeF/X common stock and
    warrants upon Merger (notes 2 and 5)                 (320,100)           (3,201)       12,960,750            12,601
Deferred compensation - stock options (note 6)                 --                --                --                --
Vesting of stock options issued
    as compensation (note 6)                                   --                --                --                --
Issuance of shares - private placement
    offering (note 5)                                          --                --         6,000,000             6,000
Private placement offering costs (note 5)                      --                --            39,167               391
Common stock subscribed (note 5)                               --                --                --                --
Net loss                                                       --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1999                                   --   $            --        18,999,917   $        18,992
                                                   ==============   ===============   ===============   ===============

                                                                                     Deferred
                                                                      Common         compensation                         Total
                                                  Additional          stock           related to       Accumulated     shareholders'
                                                paid-in capital     subscribed      stock options        deficit          equity
                                                ---------------   ---------------   ---------------   ---------------  -----------
Balance at June 1, 1997 (inception)                          --                --                --                --           --
Issuance of Series A Preferred Stock                         --                --                --                --           --
Issuance of Series B Preferred Stock and
    common stock                                             --                --                --                --    8,000,000
Conversion of Series B Preferred Stock
    to common stock                                          --                --                --                --           --
Net loss                                                     --                --                --        (1,027,740)  (1,027,740)
                                                 --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1997                                 --                --                --        (1,027,740)   6,972,260
Issuance of stock warrants (note 9)                       6,000                --                --                --        6,000
Net loss                                                     --                --                --        (5,505,334)  (5,505,334)
                                                 --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1998                              6,000                --                --        (6,533,074)   1,472,926
Issuance of stock warrants (note 9)                   1,462,383                --                                  --    1,462,383
Issuance of stock warrants (note 5)                  23,389,176                --                --                --   23,389,176
Conversion of PTM Preferred and common
    stock into LifeF/X common stock and
    warrants upon Merger (notes 2 and 5)              7,987,399                --                --                --           --
Deferred compensation - stock options (note 6)        2,928,689                --        (2,928,689)               --           --
Vesting of stock options issued
    as compensation (note 6)                             25,950                --           656,541                --      682,491
Issuance of shares - private placement
    offering (note 5)                                17,994,000                --                --                --   18,000,000
Private placement offering costs (note 5)            (1,158,347)               --                --                --   (1,157,956)
Common stock subscribed (note 5)                             --          (579,000)               --                --     (579,000)
Net loss                                                     --                --                --       (32,616,775) (32,616,775)
                                                 --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1999                         52,635,250          (579,000)       (2,272,148)      (39,149,849)  10,653,245
                                                 ==============   ===============   ===============   ===============  ===========

See accompanying notes to consolidated financial statements.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                     Consolidated Statements of Cash Flows


                                                                Period from                                           Cumulative
                                                                June 1, 1997                                         June 1, 1997
                                                                (inception)                                           (inception)
                                                                  through            Years ended December 31,           through
                                                                December 31,      -------------------------------     December 31,
                                                                   1997              1998              1999               1999
                                                               -------------     -------------     -------------     -------------
Cash flows from operating activities:
 Net loss                                                      $  (1,027,740)       (5,505,334)      (32,616,775)      (39,149,849)
 Adjustments to reconcile net loss to net cash
   (used in) operating activities:
     Loss on disposal                                                     --                --        15,549,874        15,549,874
     Noncash interest expense - warrants issued in
      connection with debt conversion                                     --                --         9,302,339         9,302,339
     Noncash interest expense - warrants issued in
      connection with loans                                               --                --         1,462,383         1,462,383
     Noncash compensation expense - stock options                         --                --           682,491           682,491
     Changes in operating assets and liabilities, net of
     effects of acquisition of Pacific Title and Art Studio:
      Interest receivable                                                                                (17,249)          (17,249)
      Prepaid expenses                                                    --                --          (175,000)         (175,000)
      Accounts payable, accrued expenses and
       other long-term liabilities                                   113,300           170,823           937,250         1,221,373
 Net cash provided by (used in) discontinued operation              (176,858)        4,783,201        (6,079,122)       (1,472,779)
                                                               -------------     -------------     -------------     -------------
          Net cash (used in) operating activities                 (1,091,298)         (551,310)      (10,953,809)      (12,596,417)
                                                               -------------     -------------     -------------     -------------

Cash flows from investing activities:
 Acquisition of Pacific Title and Art Studio, net of cash
  acquired                                                       (15,478,659)               --                --       (15,478,659)
 Purchases of property, plant and equipment                         (496,710)       (2,623,631)       (1,187,494)       (4,307,835)
                                                               -------------     -------------     -------------     -------------
          Net cash (used in) investing activities                (15,975,369)       (2,623,631)       (1,187,494)      (19,786,494)
                                                               -------------     -------------     -------------     -------------

Cash flows from financing activities:
 Proceeds from note payable to related party                         600,000         1,500,000        12,300,000        14,400,000
 Borrowings of long-term debt from related party                          --         1,700,000                --         1,700,000
 Borrowings on debt                                                8,766,667            50,000                --         8,816,667
 Proceeds from sale of warrants exercisable into 600,000
  shares of common stock                                                  --             6,000                --             6,000
 Proceeds from issuance of Series B Preferred Stock and
  common stock                                                     8,000,000                --                --         8,000,000
 Proceeds from sale of stock through private placement, net
  of common stock subscribed                                              --                --        17,421,000        17,421,000
 Restricted cash from stock subscriptions                                 --                --        (9,051,000)       (9,051,000)
 Private placement offering costs                                         --                --        (1,157,956)       (1,157,956)
 Net cash provided by (used in) financing activities -
  discontinued operation                                            (300,000)          (81,059)          407,299            26,240
                                                               -------------     -------------     -------------     -------------
          Net cash provided by financing activities               17,066,667         3,174,941        19,919,343        40,160,951
                                                               -------------     -------------     -------------     -------------

          Net increase in cash and cash equivalents                       --                --         7,778,040         7,778,040

Cash and cash equivalents at beginning of period                          --                --                --                --
                                                               -------------     -------------     -------------     -------------
Cash and cash equivalents at end of period                     $          --                --         7,778,040         7,778,040
                                                               =============     =============     =============     =============

Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest, including discontinued operation                   $      60,277           700,056           726,802         1,487,135
  Income taxes                                                            --               800               800             1,600
                                                               =============     =============     =============     =============

Supplemental disclosure of noncash financing activities:
 Common stock warrants                                         $          --                --        23,389,176        23,389,176
 Common stock subscribed                                                  --                --           579,000           579,000
 Deferred compensation related to stock options                           --                --         2,928,689         2,928,689
                                                               =============     =============     =============     =============

See accompanying notes to consolidated financial statements.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


(1)  Summary of Significant Accounting Policies

     (a)  Organization and Description of Business

          On December 14, 1999, Fin Sports U.S.A., Inc. (FSI) completed a transaction (the Merger), whereby FSI acquired all of the outstanding capital stock of Pacific Title/Mirage, Inc. (PTM) through the merger of a wholly owned subsidiary of FSI, with and into PTM, with PTM as the surviving corporation. In connection with the Merger, FSI changed its name to Lifef/x, Inc. (LifeF/X or the Company) and PTM changed its name to Lifef/x Networks, Inc. For a detailed discussion of this transaction, refer to note 2 - Acquisition of Pacific Title/Mirage, Inc. by Fin Sports U.S.A., Inc.

          LifeF/X, Inc. and its wholly-owned subsidiary, LifeF/X Networks, Inc. have been engaged in the following operations: (1) the development of LifeF/X technology, a mathematically based technology capable of creating photo-realistic computer animation of biological entities, including humans animated in real time, and (2) the non-LifeF/X operations, which provides film title, credits, special effects, digital effects and related services to the motion picture and television industry.

          The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to developing technology. Planned principal operations have commenced, but have not produced LifeF/X technology revenue to date.

          The Company's inception was June 1, 1997 when development of LifeF/X technology commenced, and the Company was formally incorporated on September 11, 1997.

          On September 30, 1997, Mirage Technologies, LP (Mirage) contributed certain of its technologies and net assets to the Company in exchange for 8,000,000 shares of Series A Preferred Stock and 25 shares of common stock. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the assets and liabilities were recorded at their historical cost basis in a manner similar to a pooling of interests. Since there was no historical-cost basis for the technology contributed by Mirage, no value was assigned. The Company assumed net liabilities from Mirage totaling $792,878 that consisted primarily of the fixed assets and expenses related to the LifeF/X development activities of Mirage.

          On October 30, 1997, Safeguard Scientifics, Inc. (Safeguard) invested $8 million in cash in the Company in exchange for 8,000,000 shares of Series B Preferred Stock and 75 shares of common stock. On October 30, 1997, Safeguard converted 320,000 of its Series B Preferred Stock into 320,000 shares of common stock and transferred these shares to an officer of the Company.

          On October 31, 1997, the Company acquired certain assets and liabilities of Pacific Title and Art Studio (PTAS) for net purchase consideration of approximately $15.5 million. The acquisition was accounted for as a purchase and the results of PTAS' operations are included in the results of operations of the Company from the date of acquisition. The aggregate purchase price has been allocated to the assets and liabilities of PTAS based upon their respective fair market values. The

                                      F-7                            (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


          excess of the purchase price over the fair value of net assets acquired was approximately $7.3 million and is being amortized over the expected useful life. Refer to item (f) of note 1 - Summary of Significant Accounting Policies.

          The Company has incurred losses from its inception (June 1, 1997) to date. During this period, Safeguard has loaned the Company significant amounts to support the operations of the business and to finance capital expenditures. In 1999, the Board of Directors decided to concentrate the Company's efforts on LifeF/X development, with primary emphasis on Internet applications and, accordingly, initiated steps to dispose of the non-LifeF/X operations, and thereby reduce cash outflows and raise cash through the sale of non-LifeF/X assets to repay the Company's bank debt. The Company is focusing on development of LifeF/X technology for potential commercial uses with primary emphasis on Internet applications. Therefore, the non-LifeF/X operations have been reflected as a discontinued operation in the accompanying consolidated financial statements for all periods presented. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

     (b)  Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of LifeF/X, Inc. and its wholly-owned subsidiary LifeF/X Networks, Inc. All significant intercompany accounts, intercompany profits and intercompany transactions are eliminated.

     (c)  Cash and Cash Equivalents

          Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less.

     (d)  Revenue Recognition

          Revenue related to the Company's discontinued non-LifeF/X operations are from film title and special effects service contracts and are recognized on a percentage-of-completion basis based on costs incurred to estimated total costs to be incurred. Unbilled receivables amount to $576,450 and $1,374,874 as of December 31, 1998 and 1999,
          respectively, and represent revenue that has been earned by the Company, but not yet billed to the customer. All unbilled receivables are related to the discontinued operation and included in net liabilities of discontinued operation - current. Refer to note 3 - Discontinued Operation and Spin off Transaction. Any anticipated losses on contracts are expensed when identified.

          Revenue for continuing operations is expected to be derived from the sale of software products and services of the LifeF/X technology. Revenues will be recognized upon shipment. To date, no LifeF/X technology revenues have been recognized.

     (e)  Property, Plant and Equipment

          Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. All property, plant and equipment are related to the discontinued operation and included in net assets of discontinued operation - long-term. Depreciation of property, plant and equipment is calculated

                                      F-8                           (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


          using the straight-line method over the estimated useful lives of the assets, generally 3 to 15 years or, for leasehold improvements, the term of the lease, if shorter. The Company also utilizes equipment that is subject to operating and capital leases. Refer to note 7 - Commitments. Refer to note 3 - Discontinued Operation and Spin Off Transaction for a discussion of the transfer of all of these lease obligations to PTM Productions, Inc.

     (f)  Excess of Cost over Net Assets Acquired

          The Company continually evaluates the recoverability of goodwill for indication of impairment based on the undiscounted future cash flows from the related business activity. During 1998, the Company assessed the goodwill attributable to its digital effects business and consequently wrote off approximately $1,113,000 which is included in loss on discontinued operation in the accompanying consolidated statements of operations. The remaining excess of cost over net assets acquired is being amortized on a straight-line basis over 20 years. As of December 31, 1999, excess of cost over net assets acquired was $5,202,185, net of accumulated amortization of $1,000,000, which is included in net assets of discontinued operation - long-term.

     (g)  Research and Development Costs

          Research and development costs related to designing, developing and testing the LifeF/X and other technologies are charged to expense as incurred.

     (h)  Income Taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes reflect the impact of "temporary differences" between assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     (i)  Concentration of Credit Risk

          Substantially all of the Company's past business activity has been related to its discontinued operation, primarily customers in the motion picture and television industry located in Southern California. The Company performs ongoing credit evaluations of its customers but does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Although the Company does not currently foresee credit risk associated with its receivables in excess of amounts provided for in the allowance for doubtful accounts, repayment is dependent upon, among other things, the financial stability of its customers and the industry and geographic location in which the Company operates.

          One customer represented approximately 21% of the Company's 1999 net revenue related to the discontinued operation, and two customers represented approximately 40% and 14% of the Company's accounts receivable as of December 31, 1999, which is included in net liabilities of discontinued operation - current.

                                      F-9                            (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     (j)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k)  Accounting for Stock Options

          The Company accounts for stock option grants under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which permits the use of the intrinsic-value method for grants to employees in accordance with Accounting Principles Board
          (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

     (l)  Earnings (Loss) per Share

          Basic earnings (loss) per share is computed by dividing net income
          (loss) available to common shareholders by the weighted average number of common shares outstanding during the period in accordance with SFAS No. 128, "Earnings Per Share." Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings (loss) per share is computed similarly to fully diluted earnings (loss) per share pursuant to APB Opinion No. 15.

          There were 1,514,835 and 5,529,375 common stock options outstanding at December 31, 1998 and 1999, respectively, and 27,951,312 warrants to purchase shares of common stock at December 31, 1999 which were not included in the computation of diluted loss per share because the impact would have been antidilutive.

     (m)  Long-Lived Assets

          The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. All long-lived assets are included in net assets of discontinued operation - long-term. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted operating cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

          In March 1999, the Company reviewed its long-lived assets in light of operating losses that the Company continued to recognize. The future undiscounted cash flows were compared to the net carrying value of the related assets. The future undiscounted cash flows were not sufficient to recover the net carrying value of the assets, and a $1.4 million impairment charge was recorded by the Company and is included in the loss on discontinued operation in the year ended December 31, 1999. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

                                      F-10                           (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     (n)  Other Comprehensive Income (Loss)

          On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income
          (loss) consists of net income (loss) and net unrealized gains (losses) on securities and is presented in the statements of shareholders' equity and comprehensive income (loss). The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. The Company does not have any transactions or other economic events that qualify as other comprehensive income (loss) as defined under SFAS No. 130. As such, net income (loss) equaled comprehensive income (loss) for all periods.

     (o)  Segment Reporting

          In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes a standard for the way public business enterprises are to report selected information about operating segments. The determination of an entity's operating segments is based upon a management approach, including the way management organizes the segment within the enterprise for making operating decisions and assessing performance. Management currently reviews financial data at the highest level, the commercial application of LifeF/X technology and film title and special effects services (non-LifeF/X operations). Therefore, under the management approach of SFAS No. 131, there are two operating segments, one of which is treated as a discontinued operation. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

(2)  Acquisition of Pacific Title/Mirage, Inc. by Fin Sports U.S.A., Inc.

     On December 14, 1999, Fin Sports U.S.A., Inc. acquired all of the outstanding capital stock of PTM through the merger of a wholly owned subsidiary of FSI with and into PTM, with PTM as the surviving corporation. Since the shareholders of PTM received the majority voting interests in the combined company, PTM is the acquiring enterprise for financial reporting purposes. The transaction was recorded as a reverse acquisition using the purchase method of accounting whereby equity of PTM was adjusted for the fair value of the acquired tangible net assets of the wholly owned subsidiary of FSI.

     Because PTM is the acquirer for accounting purposes, the consolidated financial statements presented at December 31, 1998 and for the period from June 1, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 are therefore those of PTM, not FSI. In addition, the operating results for the period January 1, 1999 through the date of the transaction, December 14, 1999, reflect those of PTM, not FSI. Operating results thereafter reflect the combined operations of PTM and FSI.

                                      F-11                           (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     The operating results reflected in the accompanying consolidated financial statements do not include FSI's operating activities prior to December 14, 1999, the date of the Merger. The following summarized pro forma information assumes the Merger occurred on June 1, 1997 (inception), January 1, 1998 and January 1, 1999, respectively:


                                                          Period from
                                                         June 1, 1997
                                                          (inception)
                                                            through                Years ended December 31,
                                                          December 31,         --------------------------------
                                                              1997                  1998             1999
                                                      -------------------      ---------------    -------------
       Revenue                                        $            --                    --                --
       Loss from continuing operations                       (658,352)           (1,447,033)      (17,167,322)
       Loss per share from continuing operations                 (.05)                 (.11)            (1.29)
       Weighted average shares outstanding                 12,999,917            12,999,917        13,295,807

In December 1999, prior to the Merger, Savage Holdings, Inc. (SHI), a consultant, entered into an option agreement with Duane Jenson (Jenson), principal shareholder of FSI for services rendered to Jenson for the benefit of FSI. Pursuant to the terms of the option agreement, Jenson granted to SHI an option to receive 64% of any proceeds from the sale of FSI common stock owned by Jenson. The option exercise price was $500,000 and the option was exercisable only during the ten-day period immediately following the Merger.

After the Merger, SHI exercised this option. SHI has no voting rights or any other rights of a common shareholder. Jenson deposited shares of FSI common stock equal to 64% of his holdings into an escrow account. FSI ascribed a value of $3.1 million to this option at the date of grant and accordingly, FSI recognized a charge to its results of operations, prior to the Merger.



                                      F-12                          (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(3)  Discontinued Operation and Spin Off Transaction

     As discussed in note 1 - Summary of Significant Accounting Policies, the Company's Board of Directors decided to dispose of the non-LifeF/X operations in March 1999 and the Company has accounted for the non-LifeF/X operations as a discontinued operation.

     The condensed operating results of the discontinued operation are as follows:


                                                          Period from
                                                          June 1, 1997
                                                          (inception)
                                                            through               Years ended December 31,
                                                          December 31,         --------------------------------
                                                              1997                  1998             1999
                                                      -------------------      -------------      -------------
       Revenue                                        $     2,971,759            21,633,151          14,059,769
       Loss from discontinued operation, including
        $1,400,000 impairment charge in 1999                 (369,658)           (4,060,980)         (3,002,332)
       Loss on disposal, including $7,449,874 for
        operating losses from measurement date
        until December 31, 1999 and $2,500,000
        for losses for the remaining disposal
        period                                                     --                    --        (15,549,874)
                                                      ===================      ==============     =============

The accrued liability for estimated operating losses of the discontinued operation for the period from January 1, 2000 to the date of the spin-off, March 20, 2000, include: (1) estimated fees payable to the bank of approximately $200,000 related to the restructured bank facility (note 4) and,(2) a charge of approximately $800,000 related to modification of terms of certain stock options held by employees of the discontinued operation (note 6).

     The net assets (liabilities) of the discontinued operation are summarized as follows:

                                                                                           December 31,
                                                                          --------------------------------------------
                                                                                   1998                     1999
                                                                          -------------------      -------------------
     Current assets                                                       $      3,530,391                4,728,178
     Current portion of long-term bank debt (note 4)                            (1,600,000)              (4,666,667)
     Bank line of credit (note 4)                                               (2,550,000)              (2,484,000)
     Short-term notes payable to related party (note 9)                                 --               (2,775,000)
     Current liabilities - other                                                (1,967,039)              (1,900,883)
     Accrued liability for estimated operating losses of discontinued
      operation for remaining disposal period                                           --               (2,500,000)
                                                                          -------------------      -------------------
     Net liabilities of discontinued operation - current                  $     (2,586,648)              (9,598,372)
                                                                          ===================      ===================

                                      F-13                          (continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


                                                                                       December 31,
                                                                       --------------------------------------------
                                                                              1998                       1999
                                                                       -------------------      -------------------
     Property, plant and equipment, net                                $      8,962,970                7,287,839
     Excess of cost over net assets acquired, net                             5,502,185                5,202,185
     Other assets                                                               115,325                   42,400
     Long-term bank debt, net of current portion (note 4)                    (4,666,667)                      --
     Other long-term debt to related parties (note 9)                          (570,497)                (980,692)
     Long-term liabilities - other                                           (1,199,619)              (1,500,031)
     Accrued loss on disposal of discontinued operation                              --               (5,600,000)
                                                                       ----------------         ----------------
          Net assets of discontinued operation - long-term             $      8,143,697                4,451,701
                                                                       ================         ================


     Subsequent to year end, the Company sold all of its non-LifeF/X assets and liabilities (collectively, the "Spin Off Assets and Liabilities") detailed above to PTM Productions, Inc. (PTM Productions), an entity owned by the pre-Merger PTM stockholders. The Spin Off Assets and Liabilities consist primarily of the assets and liabilities relating to PTM's Optical Division, Scanning and Recording Division and now defunct Digital Division, including: certain leased and owned real property, outstanding bank debt and certain debt owed to Safeguard for loans made by Safeguard to PTM during the period between October 1, 1999 and the consummation of the spin off transaction (the Post September 30 Debt).

     All the Spin Off Assets and Liabilities were transferred to PTM Productions following year end. Neither the Company nor its stockholders will be entitled to any beneficial interest in the Spin Off Assets and Liabilities. At the date of the spin off transaction, the liabilities of the non-LifeF/X operations exceeded the assets of the non-LifeF/X operations, and as a result, the Company will record additional paid-in capital to the extent liabilities assumed by PTM Productions exceed net assets transferred to PTM Productions.

     In connection with the spin off transaction, the Company obtained consents from a number of third parties, including its bank lender, which holds a lien covering all of its assets, including the LifeF/X technology. Assets relating to the LifeF/X technology were released in conjunction with the spin off. As part of the spin off transaction, the Company transferred this bank debt to PTM Productions and Safeguard has agreed to indemnify the Company from and against any and all losses and liabilities relating to or arising from the bank debt. In addition, in connection with the spin off transaction, PTM Productions and Safeguard have provided certain indemnities to the Company for the Spin Off Assets and Liabilities. In consideration for the Safeguard indemnification, subject to any senior liens, Safeguard has been granted a security interest in the Spin Off Assets and Liabilities and will be entitled to any excess operating proceeds or sale proceeds from the Spin Off Assets and Liabilities to secure repayment of the Post September 30 Debt and reimbursement of indemnification amounts paid by Safeguard to the Company.

     In addition to the Safeguard indemnity described above, Safeguard will indemnify the Company for shortfalls in the day-to-day operating expenses of the Optical and Scanning and Recording Divisions under contracts and other arrangements entered into in the ordinary course of business of such Divisions, but not

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     for claims, losses or liabilities outside the ordinary course of the day-to-day operations of these Divisions or any other unusual claims or liabilities including, without limitation, any disputes, litigation or other proceedings whether arising under contracts or other arrangements entered into in the ordinary course or otherwise, claims by present or former employees and claims relating to any sale or transfer (whether or not consummated) of any or all of the Spin Off Assets and Liabilities.

     Neither PTM Productions nor Safeguard will indemnify the Company for any losses or liabilities relating to any Spin Off Assets and Liabilities to the extent they are actually used in the LifeF/X business.


(4)  Long-Term Bank Debt and Lines of Credit

     The Company has a $3,000,000 revolving credit facility with a bank that has been extended until May 29, 2000. Borrowings under the credit facility bear interest, which is payable monthly, at prime (7.75% at December 31, 1998 and 8.5% at December 31, 1999) plus .25%. There was $2,550,000 and $2,484,000 outstanding on the credit facility at December 31, 1998 and 1999, respectively, which is included in net liabilities of discontinued operation- current. The credit facility is collateralized by accounts receivable and a $2,000,000 guarantee by Safeguard.

     The Company's term loan agreement and revolving credit facility contain various covenants related to financial ratios, minimum levels of net worth and other limitations. The Company was in compliance with these covenants through October 31, 1998. The Company was not in compliance with certain financial covenants as of December 31, 1998. Notwithstanding the fact that the Company has not been in compliance since December 31, 1998, the bank, based on the continued support provided by Safeguard and the timeliness of the Company's scheduled loan payments, has not declared any defaults or pursued any remedies against the Company to date. Refer to note 3 - Discontinued Operation and Spin Off Transaction, for a discussion of Safeguard's indemnification obligations. As of December 15, 1999, the Company entered into a consent letter with the bank pursuant to which the bank agreed, subject to certain terms and conditions (including an increase in principal payments as noted below), to extend the repayment of the credit facility to February 29, 2000 and which has subsequently been extended to May 29, 2000 through a forbearance agreement with the bank.


     The following is a summary of long-term bank debt included with assets (liabilities) of discontinued operation. Refer to note 3 - Discontinued Operation and Spin Off Transaction:

                                                                                          December 31,
                                                                          -----------------------------------------
                                                                                  1998                    1999
                                                                          -------------------     -----------------
     Term loan with bank                                                  $      6,266,667               4,666,667
       Less current portion                                                      1,600,000               4,666,667
                                                                          ----------------        ----------------

                Long-term debt, net of current portion                    $      4,666,667                      --
                                                                          ================        ================

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     Under the original term loan agreement, the term loan was payable in 60 monthly principal installments through November 2002 of $133,333 plus interest at prime (7.75% at December 31, 1998 and 8.5% at December 31,
     1999) plus .25%. In December 1999, the Company agreed to increase the principal payments to $158,333 per month from January 2000 through February 2000 and $183,333 per month until November 2002. On March 20, 2000, the Company entered into a restructure agreement with the bank that allowed the Company to extend repayment of the amounts outstanding under its line of credit to May 29, 2000 and obtained a forbearance with respect to the debt covenants from the bank on the long-term debt through May 29, 2000. However, there is no assurance that the bank will extend the term past May 29, 2000. Therefore, all of the term debt has been classified in net liabilities of discontinued operation -current, in the December 31, 1999 consolidated financial statements. The term loan is secured by all assets of the Company's discontinued operation (excluding equipment subject to capitalized leases). In connection with this restructure agreement, the Company agreed to reimburse the bank for certain legal fees incurred, estimated at $100,000 and Safeguard has agreed to transfer warrants to purchase LifeF/X common stock at an exercise price of $0.01 per share to the bank valued at $100,000. Such amounts have been included in accrued liability for estimated operating losses of discontinued operation.


(5)  Shareholders' Equity

     Prior to the Merger, the Company had 20,000,000 shares of Preferred Stock authorized, with 8,000,000 shares of Series A Preferred Stock and 7,680,000 shares of Series B Preferred Stock outstanding. All of the shares of the Series B Preferred Stock and 1,760,000 shares of the Series A Preferred Stock were owned by Safeguard. In conjunction with the Merger, the Series A Preferred Stock was converted into LifeF/X Common Stock using a conversion factor of 1.0937432, resulting in the issue of 8,749,846 shares. The Series B Preferred Stock was converted into LifeF/X Common Stock using a conversion factor of .2856811467, resulting in the issue of 2,194,031 shares. In addition, the Series B Preferred Stock converted into warrants to purchase LifeF/X common stock at an exercise price of $.01 per share using a conversion factor of .8080621094, resulting in the issue of 6,205,917 warrants to Safeguard.

     Effective upon the Merger, Safeguard converted $14,086,837 of PTM debt and accrued interest thereon of $761,837 owed to Safeguard into the right to receive warrants for 3,997,500 shares of LifeF/X common stock. The warrants have a term of ten years (expiring December 2009) and are exercisable beginning December 14, 2000 (one year after the Merger), at an exercise price of $.01 per share subject to certain early exercise events specified in the warrants.

     In connection with the Merger, warrants for 11,725,000 PTM shares held by Safeguard prior to the Merger carried forward on a share-for-share basis as warrants for LifeF/X common stock. The warrants have a term of ten years (expiring December 2009) and are exercisable beginning December 14, 2000 (one year after the Merger), subject to certain early exercise events specified in the warrants. 50% of the warrants held by Safeguard were carried forward as warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $2.50 per share and the remaining 50% to purchase 5,862,500 shares of LifeF/X common stock at $5.00 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $6.00 per share.

     Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 60%, and a

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

     weighted-average expected life of the warrants of seven years. The range of values assigned to the warrants was $1.94 to $3.00 per share, and the total value assigned was $23,389,176. The value assigned to the warrants, less the $14,086,837 in debt and accrued interest converted, amounted to $9,302,339, which was recorded as additional paid-in capital and as additional interest expense during the year ended December 31, 1999.

     Concurrently with the Merger, LifeF/X, Inc. initiated a private placement offering for $18 million through the sale of 6,000,000 units at $3.00 per unit to certain investors. Each unit consisted of (i) one share of common stock and (ii) a warrant to purchase .01 share of common stock at $7.50 per share, exercisable pursuant to the holder's put right, all on certain terms and conditions.

     The private placement occurred in two stages. The first portion of the placement closed in December 1999 and the Company received the proceeds relating to 2,983,000 units. The second portion of the placement closed in February 2000 at which time Company received the balance of the proceeds relating to 3,017,000 units. At December 31, 1999, the balance sheet reflects $9,051,000 in escrow funds and cash from stock subscriptions which had been received but not yet paid to the Company. Subsequent to year end, the funds in escrow were released to the Company.

     At December 31, 1999, the Company had unit subscriptions for $579,000 which were funded subsequent to year end. These are reflected as common stock subscribed in the shareholders' equity section of the consolidated balance sheet. The costs of the offering amounted to $1,157,956 and were deducted from additional paid-in capital, offsetting the gross proceeds of the offering.

     Safeguard purchased 333,333 units of the offering for $1,000,000 ($3.00 per unit), receiving 333,333 shares of common stock and related warrants for the purchase of 3,333 shares.

     Refer to note 2 - Acquisition of Pacific Title/Mirage, Inc. by Fin Sports U.S.A., Inc., for a discussion of the acquisition of all of PTM's capital stock by FSI in conjunction with the Merger in December 1999.

(6)  Stock Option Plan

     PTM had a stock option plan (the 1997 Compensation Plan) which provided for the grant to PTM employees of incentive stock options and for the grant of nonstatutory stock options, stock awards or restricted stock to PTM employees, directors and consultants. Effective upon the Merger, this stock option plan was terminated and LifeF/X, Inc. adopted the 1999 Long-Term Incentive Plan (the Plan) with terms substantially similar to those of the PTM plan. The new Plan reserves up to 5,529,375 shares of LifeF/X common stock for issuance under the Plan. Following the adoption of the new plan, LifeF/X, Inc. assumed the obligations of outstanding options granted to PTM employees under the PTM plan.

     These outstanding option obligations included an option grant to Lucille Salhany (the Chief Executive Officer, Co-President and a director of the Company) for 1,952,459 shares of common stock (after adjusting for the conversion from PTM shares to FSI shares). The options are exercisable at $1.50 per share (as adjusted). 20% of the options vested at the date of grant and the balance of the options vest on a quarterly basis over two years. For financial reporting purposes, the Company has recorded deferred stock compensation of $2,928,689 during the year ended December 31, 1999, representing the difference between the exercise price and the fair value of the Company's common stock on the grant date. This amount is being amortized by a charge to operations ratably over the two year vesting period. Such amortization expense amounted to $656,541 for the year ended December 31, 1999. In addition, the

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     Company recognized $25,950 of compensation expense for options granted to a non-employee, representing the fair value of such options on the grant date.

     In addition, in connection with the Merger, LifeF/X, Inc. granted options to various employees subject to vesting schedules. Nonstatutory stock options granted must be at least 85% of fair market value at grant date. Outstanding options under the Plan vest in varying increments and expire on or before the 10th anniversary of the grant date or upon earlier termination.

     Restricted stock purchase options may be subject to vesting contingencies or other specified conditions.

     The following table summarizes stock option activity for the period from June 1, 1997 (inception) through December 31, 1997 and for the two years ended December 31, 1999, (as adjusted for the conversion of PTM shares to LifeF/X shares at a factor of 1.0937432 LifeF/X shares per PTM share): All option grants (except the 1,952,459 options granted to Lucille Salhany as described above), were at exercise prices which approximated or exceeded the fair market value of the underlying common stock at the date of grant.

                                                                                                            Weighted-
                                                                                                             average
                                                                                     Number of            exercise price
                                                                                      shares                 per share
                                                                               -------------------      -------------------
     Balance at December 31, 1997                                                               --      $                --

     Granted                                                                             1,514,835                      .91
                                                                               -------------------      -------------------

     Balance at December 31, 1998                                                        1,514,835                      .91

     Granted                                                                             4,788,362                     2.39

     Canceled                                                                             (773,822)                    (.91)
                                                                               -------------------      -------------------

     Balance at December 31, 1999                                                        5,529,375      $              2.19
                                                                               ===================      ===================

     Reserved for future issuance at December 31, 1999                                          --
                                                                               ===================

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," loss from continuing operations before discontinued operation for the years ended December 31, 1998 and 1999 would have changed to the pro forma amount indicated below:

                                                                             1998              1999
                                                                     -----------------------------------

                    Loss from continuing operations:
                        As reported                                  $     (1,444,354)      (14,064,569)
                        Pro forma                                          (1,832,000)      (15,465,000)

                        Basic and diluted loss per
                         share from continuing
                         operations - pro forma                                 (5.23)           (12.18)
                                                                     ==================================

     The fair value of options granted during 1999 was determined using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.5%, dividend yield of 0%, expected volatility of 60% and an expected life of 5 years. At date of grant, the fair value of the stock options ranged from $1.73 to $2.19 per option in 1999. The fair value of options granted during 1998 was determined using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, expected volatility of 0% and an expected life of 5 years. At date of grant, the fair value of the stock options was $.28 per option in 1998.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                    Options outstanding
     -----------------------------------------------------------------------------------------------------------------------------
                                                     Weighted-
                                                     average                Weighted-                               Weighted-
            Range of                                remaining               average                                 average
            exercise              Number           contractual              exercise             Number             exercise
             prices            outstanding             life                  price             exercisable            price
        --------------     ------------------    ------------------    ------------------    ----------------    ------------------
        $       .91                741,013            8.3 years        $      .91                 522,491         $      .91
               1.50              1,952,459            9.9 years              1.50                 437,694               1.50
               3.00              2,835,903            9.9 years              3.00                 310,958               3.00
                           ---------------                                                   ------------
                                 5,529,375                                                      1,271,143
                           ===============                                                   ============

     On March 15, 2000, the Company increased the LifeF/X common stock reserved for the Plan from 5,529,375 shares to 7,981,850 shares and granted an additional 219,023 options to employees at an exercise price equal to the fair value of the Company's common stock at the grant date. The Company's Board of Directors accelerated the vesting of certain stock options and made other modifications to the Plan for options held by employees of the discontinued operation that will no longer be LifeF/X employees after the date of the spin-off. The Company has accounted for this modification of terms and the increase in the intrinsic value of these stock options, which totaled approximately $800,000. Such amounts have been included in the accrued liability for estimated operating losses of the discontinued operation.

(7)  Commitments

     The Company has an exclusive, worldwide, perpetual license and support agreement for the use of certain continuum modeling technology in commercial applications, excluding professional, medical, engineering and scientific applications. The license requires quarterly license fees and development payments to be made to the licensor. These payments total approximately $500,000 per year through October 31, 2002. The Company has the option to extend the agreement for one or more additional one-year terms for an annual development fee of $200,000 (subject to adjustments for inflation).

     The Company conducts a portion of its discontinued operation in a leased facility under a lease expiring in 2007 and leases certain machinery and equipment under operating leases expiring at various dates through 2003. Rent expense on the facility and operating lease expense of its discontinued operation during disposal period is included in the provision for loss on disposal of discontinued operation. The Company is obligated under various capital leases for computer hardware and software equipment that expire at various dates during the next three years.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

   Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and lease payments for real estate, as well as future minimum capital lease payments as of December 31, 1999, including leases related to its discontinued operation, are as follows:

                                                                             Capital            Operating
                                                                              leases              leases
                                                                          ---------------    ---------------
     Year ending December 31:
      2000                                                               $        476,696          2,707,490
      2001                                                                        368,975          1,467,445
      2002                                                                        224,964            620,820
      2003                                                                         12,435            657,178
      2004                                                                          8,438            655,889
      Thereafter                                                                       --          2,222,740
                                                                          ---------------    ---------------
                 Total minimum lease payments                                   1,091,508   $      8,331,562
                                                                                             ===============
      Less amount representing interest                                           211,465
                                                                          ---------------
                 Present value of minimum capital lease payments                  880,043

      Less current installments of obligations under capital leases,
        included in net assets of discontinued operation - current                373,639
                                                                          ---------------
                 Obligations under capital leases, excluding current
                   installments, included in net assets of discontinued
                   operation - long-term                                 $        506,404
                                                                          ===============

     Total future minimum lease payments under the operating lease relating to the facility lease were $5,137,982.

     Facility rent expense and operating lease payments for the period ended December 31, 1997 (seven months) and for the years ended December 31, 1998 and 1999 was approximately $111,000, $2,596,000 and $3,342,000, respectively, which is included in loss from discontinued operation.

(8)  Income Taxes

     The provision for income taxes consists of minimum franchise taxes for the state of California.

     The difference between the Company's U.S. Federal statutory income tax rate of 34%, as well as its state and local rate, net of a Federal benefit, when compared to its effective rate of zero is principally comprised of its valuation allowance.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


The components of the net deferred tax asset at December 31, 1998 and 1999 are presented below:

                                                                                     December 31,
                                                                          ----------------------------------
                                                                               1998               1999
                                                                          ---------------    ---------------
Deferred tax assets:
 Net operating losses                                                    $        793,497          6,081,024
 Credit carryforwards                                                              71,383            105,383
                                                                          ---------------    ---------------

       Gross deferred tax assets                                                  864,880          6,186,407

 Less valuation allowance                                                        (864,880)        (6,186,407)
                                                                          ---------------    ---------------
      Deferred tax assets, net of valuation allowance                    $             --                 --
                                                                          ===============    ===============

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and loss carryforwards become deductible. Due to the uncertainty as to whether the Company will realize the benefits of these deductible temporary differences, a full valuation allowance has been established as of December 31, 1998 and 1999.

     At December 31, 1999, the Company has net operating loss carry forwards for federal tax reporting purposes of approximately $17,000,000 which expire at various dates, primarily in years 2012 through 2019. The Company has research and experimentation credit carry forwards of approximately $105,000, which expire in 2019.

     The net operating loss and credit carryforwards may be subject to certain limitations due to changes in ownership, which may inhibit the Company's ability to use these carryforwards in the future.

(9)  Related Party Transactions

     (a)  Management Fees

          In connection with the initial capitalization of the Company discussed in note 1 - Summary of Significant Accounting Policies, Mirage contributed certain assets to the Company which included certain patent applications. The Company entered into an administrative services support agreement with Mirage which provides for a fee of $25,000 per month beginning November 1997. The agreement will expire on the earlier of October 31, 2002 or six months after a sale of the Company. The total amount owed to Mirage as of December 31, 1998 and 1999 was $246,000 and $445,000, respectively, which has been included in net assets of discontinued operation - long-term as of December 31, 1998 and 1999. Subsequent to year end, the agreement was cancelled and Mirage agreed to forgive the accrued management fee of $445,000.

          On October 31, 1997, the Company entered into an administrative services agreement with Safeguard effective January 1, 1998 that provided for a monthly fee to Safeguard of 1.5% of net revenues subject to minimum and maximum annual payments of $100,000 and $600,000, respectively. This agreement has an initial term through December 31, 2002 and will continue thereafter unless terminated by either party. The agreement has been renegotiated to provide for a minimum annual payment of $50,000 for the year 2000, and will revert to the above schedule thereafter. The agreement will terminate early if the Company is sold. The total amount owed to Safeguard as of December 31, 1998 and 1999 was $324,497 and $535,692, respectively. Safeguard has agreed not to require payment for at least the next 12 months. The liability as of December 31, 1999 has been transferred to PTM Productions and has been included in net assets of discontinued operation - long-term as of December 31, 1998 and 1999 as it is related to the discontinued operation. All future amounts accruing under this contract after December 31, 1999 are related to the continuing operations and will be paid by the Company.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(b)  Safeguard

     Short-term notes payable to Safeguard consist of the following:

                                                                                     December 31,
                                                                          ----------------------------------
                                                                                1998               1999
                                                                          ---------------    ---------------
     Notes payable to Safeguard, payable on demand at an annual interest rate of prime (7.75% and 8.5% at December 31, 1998 and 1999,
      respectively) plus 1%, with interest payable monthly               $      1,000,000          2,775,000

     Demand note payable to Safeguard, payable upon demand, at an annual interest rate of prime (7.75% at December 31, 1998), plus 1%,
      payable at maturity                                                         700,000                 --
                                                                         ----------------    ---------------

                                                                        $       1,700,000          2,775,000
                                                                         ================    ===============

     The note payable balance at December 31, 1999 of $2,775,000 reflected above, represents Post September 30 Debt that is included in the Spin Off Assets and Liabilities transferred to PTM Productions subsequent to year end as discussed in note 3 - Discontinued Operation and Spin Off Transaction. Therefore, at December 31, 1999 this item was included in the net liabilities of discontinued operation - current.

     Long-term notes payable to Safeguard consist of the following:

                                                                                    December 31,
                                                                         -----------------------------------
                                                                               1998               1999
                                                                         ----------------    ---------------
     Term note payable to Safeguard, interest payable monthly at the prime rate (7.75% at December 31, 1998), due the earlier of an
      initial public offering, sale of the Company or March 2001        $         600,000                 --

     Term note payable to Safeguard, interest payable monthly at the prime rate (7.75% at December 31, 1998), due the earlier of an
      initial public offering, sale of the Company or March 2001                1,500,000                 --
                                                                         ----------------    ---------------

                                                                        $       2,100,000                 --
                                                                         ================    ===============

     In March 1998, in conjunction with granting of a $1.5 million loan and a payment of $6,000, Safeguard was issued a warrant to purchase 600,000 shares of PTM common stock at an exercise price of $2.50 per share at any time between April 1, 1998 and April 2, 2005. As of the issuance date, the warrant was estimated to have a nominal fair value.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


     In November 1998, in conjunction with the receipt of a note payable for $1.0 million, the Company issued a warrant to Safeguard to purchase 750,000 shares of the Company's common stock at an exercise price of $2.00 per share. This warrant had an expiration date of November 30, 2005. As of the issuance date, the fair value of the warrant was nominal.

                                                                     (Continued)

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

        From January 1999 through September 1999, Safeguard provided unsecured loans to PTM totaling $9.5 million at an interest rate of prime plus 1%. The principal plus the accrued interest was payable on demand. In conjunction with these unsecured loans, the Company issued additional warrants to Safeguard to purchase 10,375,000 shares of common stock at an exercise price of $1.00 per share, bringing the total warrants outstanding to 11,725,000. These warrants had expiration dates ranging from February 2006 through August 2006.

        Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock ranging from 20% to 60%, depending on the grant date, and a weighted-average expected life of the warrants of seven years. The range of values assigned to the warrants was $0.01 to $0.66 per share, and the total value assigned was $1,462,383. This amount was recorded as additional paid-in capital and as interest expense during the year ended December 31, 1999.

        In connection with the Merger, the warrants for 11,725,000 PTM shares held by Safeguard prior to the Merger carried forward on a share-for-share basis as warrants for common stock of LifeF/X. The warrants have a term of ten years (expiring December 2009), and are exercisable beginning December 14, 2000 (one year after the Merger), subject to certain early exercise events specified in the warrants. 50% of the PTM warrants held by Safeguard were carried forward as warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $2.50 per share and the remaining 50% to purchase 5,862,500 shares of LifeF/X common stock at $5.00 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $6.00 per share.

        The total number of shares of LifeF/X common stock that are subject to exercise under the warrants held by Safeguard after the Merger amounts to 27,794,250 shares of LifeF/X common stock.


(10) 401(k) Plan

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the Plan). The terms of the Plan provide that employees over 21 years of age who have completed at least six months of employment are eligible to participate in the Plan. Contributions to the Plan by the employees are set aside in a separate trust. The Company makes matching contributions at 25% of the first 6% of each employee's contribution and may discontinue matching contributions at any time. For the period ended December 31, 1997 (seven months) and the years ended December 31, 1998 and 1999, the Company made contributions to the Plan of approximately $12,000, $93,000 and $85,000, respectively.

(11) Severance Obligation

     Certain of the Company's employees are covered under a collective bargaining agreement, under which the Company must provide for severance payments to be paid to these employees based on qualified years of service. The Company has a severance liability recorded of $523,199 and $517,071 at December 31, 1998 and 1999, respectively, which has been included in net assets of discontinued operation - long-term.

                         LIFEF/X, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999


(12) Contingencies

     The Company is involved in legal proceedings with outside parties involving routine business matters. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.